Exhibit 99.1

For Immediate Release

Danka to Begin Trading on the OTC Bulletin Board

on December 18, 2007

Company’s Primary Listing of Ordinary Shares

Remains on London Stock Exchange

ST. PETERSBURG, FLORIDA (December 17, 2007) – Danka Business Systems PLC (OTCBB: DANKY), whose primary listing of its ordinary shares is on the London Stock Exchange, today announced that its American Depositary Shares (“ADSs”) will be available for trading on the Nasdaq-operated Over-the-Counter Bulletin Board (“OTCBB”), when the market opens on December 18, 2007. The company will trade under its same ticker symbol “DANKY”. As previously announced, Danka voluntarily delisted its ADSs from the Nasdaq Capital Market. Trading ended on the Nasdaq Capital Market effective today.

The Company’s ordinary shares are unaffected by this action and will continue to trade on the London Stock Exchange. In addition, the Company will continue to file its periodic filings as required by the Securities and Exchange Commission.

The OTC Bulletin Board is neither a “listed” market nor a “stock exchange”. Instead, it operates as a voluntary electronic quotation system that allows market makers to enter quotations in a security and offers investors real-time access to quotes, last-sale prices and volume information in over-the-counter equities. Information on the OTCBB can be found at www.otcbb.com.

About Danka

Danka delivers value to clients by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the Company enables choice, convenience, and continuity. Danka's vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the Company's client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:

Danka Investor Relations – Cheley Howes, 727-622-2760, cheley_howes@danka.com

The Dilenschneider Group – Rob Swadosh, 212-922-0900 ext. 132, rswadosh@dgi-nyc.com

Certain statements contained in this press release, including statements related to Danka's future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date they are made.

Danka is a registered trademark. All other trademarks are the property of their respective owners